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                                  [LETTERHEAD]


July 17, 1996


Ms. Cathryn S. Gawne, Esquire
Shapiro, Rosenfeld & Close
One Century Plaza, Suite 2600
2029 Century Park East
Los Angeles, CA 90067-2901


Re:  MPTV, Inc.
     Nasdaq Listing Qualifications Panel
     Decision NO. 1302C-96


Dear Ms. Gawne:


This is to inform you that, pursuant to the July 12, 1996 hearing before a Nasdaq Listing Qualifications Panel (the "Panel"), a determination has been made in the matter of MPTV, Inc. (the "Company") and its request for an exception to the capital and surplus and bid price requirements, as set forth in Rules 4310(c)(03) and 4310(c)(04) of the NASD Manual - The Nasdaq Stock Market.

After a careful review of the record and the Company's submissions, the Panel determined that an exception would not be granted. The Panel made the following findings. Two days prior to the hearing the Company filed a proxy statement for a shareholder meeting to vote on reverse split. The Company does not anticipate being able to effect the reverse split before the end of July. The Company filed its June 30, 1996 Form 10-QSB evidencing $1,318,251 in capital and surplus. The Company's business is focused on the selling of time share units in a Las Vegas property. Currently, they are unable to sell units due to a FNMA lien on the property. The Company is in the process of raising additional funding for the extinguishment of the lien.

The Panel noted that the Company originally received notice of the bid price deficiency on February 5, 1996. The Panel was deeply concerned by the fact that the Company did not take any action on this deficiency until the filing of the proxy two days prior to the hearing. Finally, the Panel lacked confidence in the Company's ability to remain in compliance over the long term. Accordingly, the Panel determined to deny the Company's request for an exception. EFFECTIVE JULY 18, 1996 THE COMPANY'S SECURITIES WILL BE DELETED FROM THE NASDAQ STOCK MARKET-SM-.


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The Company is hereby placed on notice that the Nasdaq Listing and Hearing
Review Committee ("Review Committee") may, on its own motion, determine to review ANY Qualifications Panel decision within 45 calendar days after issuance of the written decision. If the Review Committee determines to review this decision it may affirm, modify, reverse, dismiss, or remand the decision to the Qualifications Panel. The Review Committee generally makes its determination whether to review any decision in less than 45 days. You will be notified immediately in the event the Review Committee determines that this matter will be called for review.

The Company may also request the Review Committee to review this decision. Your request for review should be made in writing within 15 days from the date of issuance of this decision, to: Sara Nelson Bloom, The Nasdaq Stock Market-Office of General Counsel, 1735 K Street, N.W., Washington, DC 20006, (202)728-8478. Please be advised that the institution of a review, whether by way of your request, or on the initiative of the Review Committee, will NOT operate as a stay of this decision.

The securities of the Company may immediately be eligible trade on the OTC Bulletin Board. Pursuant to SEC File No. TP 92-143, an exemption from Rule 15c2-11 has been granted to permit a broker-dealer, without having the information specified by the Rule, to publish in, or submit for publication in, a quotation medium, quotations for a security immediately after such security is no longer authorized for quotation in The Nasdaq Stock Market-SM-, subject to the following conditions:

     1. Removal of the security from authorization for quotation must be attributable solely to the issuer's failure to satisfy the revised maintenance standards, as contained in SEC Release No. 34-29638 (August 30, 1991);

     2. The security must have been quoted continuously in The Nasdaq Stock Market-SM- during the 30 calendar days preceding its delisting from that market, exclusive of any trading halt not exceeding one day to permit the dissemination of material news concerning the security's issuer;

     3. The issuer of the security must not be the subject of bankruptcy proceedings;

     4. The issuer of the security must be current in its reporting pursuant to Section 13(a) or 15(d) of the Exchange Act; and

     5. A broker-dealer relying upon this exemption must have been a market maker registered with the NASD in the security no longer eligible for quotation during the 30 day period preceding its removal from The Nasdaq Stock Market-SM-.


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If you have any questions, please do not hesitate to contact me at (202) 496-
2529.

Sincerely,

/s/  David A. Donohoe, Jr.
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David A. Donohoe, Jr.
Counsel - Listing Qualifications Hearings